Exhibit 99.1

Delcath Systems Appoints Martha S. Rook as Chief Operating Officer

Delcath Systems, Inc. (Nasdaq: DCTH) (the “Company” or “Delcath”), an interventional oncology company focused on the treatment of primary and metastatic cancers of the liver, is pleased to announce the appointment of Martha S. Rook as its new Chief Operating Officer (COO).

Martha S. Rook, Ph.D., is an experienced industry leader who brings more than 25 years of academic and industry experience in molecular biology, diagnostics development, biologics process development and biologics manufacturing. She joins Delcath from insitro where she served as a Chief Technical Operations Officer and was responsible for core research services, facilities and laboratory operations, quality and project and portfolio management. Prior to insitro, she was with Sigilon Therapeutics, where she served as Chief Technical Operations Officer and was responsible for the analytics, manufacturing, supply chain and quality organizations producing a biologic-device combination product. “We are thrilled to welcome Martha, a Senior business leader with more than 25 years of experience, to the leadership team,” said Gerard Michel, Chief Executive Officer of Delcath. “Her extensive knowledge of the technical, business, and regulatory challenges of supplying complex combination products will be invaluable as we expand the production of HEPZATO KIT and CHEMOSAT.”

Martha’s experience also includes 13 years at MilliporeSigma, where she held a variety of roles, ultimately serving as vice president and head of the Gene Editing & Novel Modalities Business and led a team developing and providing tools and services for cell and gene therapies from discovery to manufacturing. Martha received her Ph.D. in biochemistry from MIT and holds a B.S. in chemistry from Texas A&M University. She pursued postdoctoral studies in neuroscience as a Lefler Fellow at Harvard Medical School’s Center for Neurologic Diseases.

The Company granted Ms. Rook an equity award, previously approved by the Company’s Compensation Committee, as a material inducement to her employment in accordance with NASDAQ Listing Rule 5635(c)(4). The grant totaled the right to purchase 125,000 shares of the Company’s common stock and is subject to the terms and conditions of the Company’s 2023 Inducement Plan (“Plan”). The options were granted on March 18, 2024, and are subject to an exercise price equal to the closing price of Delcath’s common stock on the grant date. The options have a ten-year term and vest ratably over the 36-month period beginning on the Grant Date, (i.e., 1/36th will vest at the end of each month during said 36-month period), subject to Ms. Rook’s continued service with the Company on each respective vesting date.

About Delcath Systems, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. The Company’s proprietary products, HEPZATO KIT™ (melphalan for Injection/Hepatic Delivery System), approved for use in the United States by the Food and Drug Administration, and CHEMOSAT Hepatic Delivery System for Melphalan percutaneous hepatic perfusion (PHP), designated under the medical device regulation for use in Europe and the United Kingdom, are designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects during a PHP procedure. For more information regarding HEPZATO KIT and its use, including Important Safety Information and Boxed Warning, please visit HEPZATOKIT.com. For more information regarding CHEMOSAT and its use, please visit Chemosat.com.

Contact:

Investor Relations Contact:

Ben Shamsian Lytham Partners

646-829-9701

shamsian@lythampartners.com